Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92081

Contact:
Carol Merriman, Investor Relations
(760) 598-2002

FOR IMMEDIATE RELEASE

Wednesday, February 8, 2006

Pan Pacific Retail Properties Reports Solid 2005 Results

Announces 8.5% Dividend Increase to $2.56 per share on an annualized basis

8.6% Increase in Funds from Operations per Share for 2005

Reaffirms 2006 Guidance

SAN DIEGO, Calif., February 8, 2006 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the year and fourth quarter ended December 31, 2005. All per share amounts are on a diluted basis.

Fourth Quarter 2005 Highlights

•	5.7% increase in total Funds From Operations (FFO) to $39.9 million vs. 4Q’04 (1)

•	5.4% increase in per share FFO to $0.97 vs. 4Q’04 (1)

•	Net income of $38.1 million

•	Earnings per share of $0.93

•	$42.9 million grocery-anchored shopping center acquisition

•	$30.4 million in a non-strategic disposition

•	7.9% increase in same-property net operating income vs. 4Q’04

•	158 leases executed, totaling 798,900 square feet (record leasing activity)

•	18.8% increase in base rent on same-store new and renewed leases

•	$0.59 per share quarterly common cash dividend paid

Year 2005 Highlights

•	8.8% increase in total FFO to $156.2 million (1)

•	8.6% increase in per share FFO to $3.79 (1)

•	Net income of $111.3 million

•	Earnings per share of $2.73

•	97.1% portfolio occupancy rate at December 31, 2005

•	691 leases executed, totaling 2,496,264 square feet (record leasing activity)

•	18.3% increase in base rent on same-store new and renewed leases

•	$144.6 million in shopping center acquisitions

•	$30.4 million in a non-strategic disposition

•	Credit rating upgraded to ‘BBB+’ by Standard & Poor’s

•	$100 million of 5.25%, 10-year unsecured senior notes issued

•	28.3% debt to total market capitalization ratio at December 31, 2005

•	3.3 to 1.0 interest coverage ratio for 2005

•	$2.36 per share in dividends paid (8.8% increase over dividends paid in 2004)

•	62.3% FFO payout ratio(1)

Pan Pacific Retail Properties	Page 2 of 9

Highlights Subsequent to Year End 2005

•	8.5% increase in quarterly common dividend to $0.64 per share

•	$10.1 million shopping center acquisition

(1)	See the end of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “2005 proved to be one of the strongest on record for the company. We achieved 8.6% growth in FFO per share, exceeding our original guidance established over a year ago. Our growth was driven by our strong portfolio performance where we attained an occupancy level of 97.1%, leased a record 2.5 million square feet, and achieved double-digit growth in same-store re-leasing rents for the eighth consecutive year. Our growth was also driven by our focused investment strategy to acquire grocery-anchored shopping centers in established metropolitan markets on the West Coast. This year we invested $144.6 million by acquiring six grocery-anchored neighborhood centers and sold one non-strategic asset for $30.4 million.” Mr. Tanz continued, “With our conservative balance sheet, and strong financial position, we are well positioned to continue generating solid growth. Looking ahead, we expect to achieve an increase of approximately 5% in FFO per share in 2006.”

FINANCIAL RESULTS

For the three months ended December 31, 2005 total Funds from Operations (FFO) increased 5.7% to $39.9 million, compared with FFO for the three months ended December 31, 2004 of $37.8 million. On a per share basis, FFO increased 5.4% to $0.97 for the three months ended December 31, 2005 compared to $0.92 for the three months ended December 31, 2004. A reconciliation of generally accepted accounting principles (GAAP) net income to FFO is provided at the end of this press release.

For the three months ended December 31, 2005, total revenue increased 5.8% to $80.3 million as compared to total revenue of $75.9 million for the three months ended December 31, 2004, after adjusting for discontinued operations in accordance with GAAP.

For the three months ended December 31, 2005 net income was $38.1 million or $0.93 per share, including $0.32 per share related to discontinued operations and a $13.1 million gain on sale thereon, compared with net income of $24.1 million or $0.59 per share for the three months ended December 31, 2004.

For the year ended December 31, 2005, total FFO increased 8.8% to $156.2 million, compared with FFO of $143.6 million for the year ended December 31, 2004. On a per share basis, FFO increased 8.6% to $3.79 for the year ended December 31, 2005 compared to $3.49 for the year ended December 31, 2004.

For the year ended December 31, 2005, total revenue increased 7.6% to $308.4 million as compared to $286.7 million for 2004, after adjusting for discontinued operations in accordance with GAAP.

For the year ended December 31, 2005, net income was $111.3 million or $2.73 per share, including $0.35 per share related to discontinued operations and a $13.1 million gain on sale thereon, compared with net income of $102.0 million or $2.52 per share, including $0.26 as adjusted for discontinued operations and related gains on sale in accordance with GAAP for the year ended December 31, 2004.

Pan Pacific Retail Properties	Page 3 of 9

At December 31, 2005, the Company’s total market capitalization was approximately $3.9 billion (based on the market closing price of Pan Pacific’s common stock on December 31, 2005, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At December 31, 2005, the Company had approximately $1.1 billion in debt outstanding, equating to a debt-to-total market capitalization ratio of 28.3%. The Company’s debt was comprised of: $653.9 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.3%, and a weighted average maturity of 6.3 years; $384.1 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.3%, and a weighted average maturity of 3.7 years; $44.5 million of floating-rate debt outstanding under the Company’s unsecured line of credit, which had a weighted average interest rate of 5.1% at December 31, 2005; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 3.4% as of December 31, 2005.

For both the year and three months ended December 31, 2005, the Company’s interest coverage ratio was 3.3 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

On October 27, 2005, the Board of Directors declared a regular quarterly cash dividend of $0.59 per share. The dividend was paid on December 15, 2005 to stockholders of record on November 23, 2005, and equated to a FFO payout ratio of 61.0% (calculated as dividends paid per share divided by FFO per share). For the full year 2005, the Company distributed dividends totaling $2.36 per share, representing an 8.8% increase over total dividends per share distributed during 2004. The total dividends distributed in 2005 of $2.36 per share equated to a FFO payout ratio of 62.3% for the year.

OPERATING RESULTS

Leasing Activity

At December 31, 2005, the Company’s portfolio was 97.1% leased to 3,468 tenants.

For the three months ended December 31, 2005, the Company executed 158 leases (new and renewed) for a record 798,900 square feet of gross leasable area, and achieved an 18.8% increase over prior rents on a same-store basis.

For the year ended December 31, 2005, the Company executed 691 leases (new and renewed) for a record 2,496,264 square feet of gross leasable area, and achieved an 18.3% increase over prior rents on a same-store basis.

Pan Pacific Retail Properties	Page 4 of 9

Same Property Operating Results

With respect to the properties owned and operated by the Company for the entirety of both the three months ended December 31, 2005 and 2004, same property net operating income increased 7.9%.

Same Property Operating Data

(In thousands)

	Three Months Ended December 31,
	2005	2004
Total revenue	$75,836	$73,549
Operating expenses	19,978	21,763

Operating income	$55,858	$51,786	7.9%

INVESTMENT ACTIVITY

Acquisitions

During 2005, the Company acquired a total of six grocery-anchored shopping centers, encompassing 780,388 square feet, for an aggregate purchase price of $144.6 million, including the acquisition of Renaissance West Shopping Center, during the fourth quarter, which totaled $42.9 million.

Renaissance West

On December 21, 2005 the Company acquired Renaissance West Shopping Center, a 168,600 square foot grocery-anchored community shopping center located in Las Vegas, Nevada, in close proximity to the Company’s Sahara Pavilions shopping centers. Renaissance West is currently 98.2% leased and is anchored by Food 4 Less Supermarket (a division of Kroger). The property was financed through a combination of the assumption of existing debt and borrowings under the Company’s $300 million unsecured line of credit.

DISPOSITION ACTIVITY

On October 19, 2005, the Company sold Southern Palms Shopping Center located in Tempe, Arizona for $30.4 million. The Company utilized the proceeds from this sale to close the previous acquisition of Silverdale Shopping Center, which was structured as a reverse 1031 exchange. In connection with the disposition, the Company recorded a gain of $13.1 million.

CAPITAL MARKETS ACTIVITY

Credit Rating Upgrade

In August 2005, Standard and Poor’s Ratings Services upgraded the Company’s senior unsecured debt rating to ‘BBB+’ with a stable outlook from a rating of ‘BBB’ with a stable outlook.

Pan Pacific Retail Properties	Page 5 of 9

Senior Notes Issued

In August 2005, the Company issued $100 million aggregate principal amount of unsecured senior notes due September 2015. The notes bear interest at an annual fixed rate of 5.25%. The Company utilized the proceeds from the issuance to pay down outstanding borrowings under its unsecured line of credit.

SUBSEQUENT EVENTS

Dividend Increase

On February 8, 2006 the Board of Directors declared a quarterly dividend of $0.64 per share, representing an 8.5% increase. The dividend is payable March 15, 2006 to stockholders of record on February 24, 2006. The increased quarterly dividend equates to $2.56 per share on an annualized basis. Since its initial public offering in 1997, the Company has increased its dividend each year for a total increase of approximately 76.6%, equating to an average dividend increase of approximately 8.5% per year.

Acquisition

On February 1, 2006 the Company acquired for $10.1 million Harbor Towne Center, a 70,104 square foot grocery-anchored shopping center in Oak Harbor, Washington, north of Seattle. Harbor Towne Center is currently 100% leased and is anchored by Saar’s Market. The property was financed through a combination of borrowings under the Company’s $300 million unsecured line of credit and cash flow from operations.

EARNINGS GUIDANCE

The Company reaffirmed its previously disclosed 2006, full-year FFO guidance range of $3.97 to $4.01 per diluted share (1). This guidance is based on current expectations and is forward-looking.

	Q1 ‘06	Year 2006
Expected earnings per diluted share	$0.70 - $0.72	$2.89 - $2.93
Add: expected depreciation and amortization	$0.26	$1.04
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per diluted share	$0.97 - $0.99	$3.97 - $4.01

(1)	Based on an estimated 41,300,000 and 41,300,000 shares outstanding, respectively.

YEAR END, 4TH QUARTER 2006 CONFERENCE CALL

On Wednesday, February 8, 2006, at 12:00 Noon Eastern Time, the Company will be hosting a conference call to discuss its year end and fourth quarter results for 2005. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through March 8, 2006 at (877) 660-6853, pass code 286, confirmation 182943.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through March 8, 2006.

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ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT focused exclusively on the West Coast. Pan Pacific’s portfolio currently totals 139 properties, encompassing approximately 22.6 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific specializes in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at generating long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release, including, without limitation, our earnings guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate market conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.)

Pan Pacific Retail Properties	Page 7 of 9

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2005	December 31, 2004
ASSETS:
Properties, at cost:
Land	$574,048	$549,722
Buildings and improvements	1,581,489	1,482,118
Tenant improvements	66,702	60,472

	2,222,239	2,092,312
Less accumulated depreciation and amortization	(240,086)	(200,181)

	1,982,153	1,892,131
Investments in unconsolidated entity	1,379	1,387
Cash and cash equivalents	5,859	2,411
Accounts receivable (net of allowance for doubtful accounts of $2,121 and $3,892, respectively)	10,813	11,853
Accrued rent receivable (net of allowance for doubtful accounts of $3,283 and $3,306, respectively)	28,699	25,936
Notes receivable	3,046	7,511
Deferred lease commissions (net of accumulated amortization of $9,769 and $7,808, respectively)	15,526	14,188
Prepaid expenses	21,585	19,835
Other assets	29,704	20,192

	$2,098,764	$1,995,444

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$390,132	$343,736
Line of credit payable	44,500	113,000
Senior notes	653,908	554,290
Accounts payable, accrued expenses and other liabilities	43,387	39,205

	1,131,927	1,050,231
Minority interests	28,794	30,079

Stockholders’ equity:
Preferred stock par value $.01 per share, 30,000,000 authorized shares, no shares issued and outstanding at December 31, 2005 and December 31, 2004, respectively	—	—
Common stock par value $.01 per share, 100,000,000 authorized shares, 40,701,053 and 40,530,415 shares issued and outstanding, net of 1,190,999 treasury shares, at December 31, 2005 and December 31, 2004, respectively	407	405
Additional paid in capital Deferred compensation	967,139 (6,695)	959,925 (7,093)
Accumulated deficit	(22,808)	(38,103)

	938,043	915,134

	$2,098,764	$1,995,444

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Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	(unaudited)
	2005	2004	2005	2004
REVENUE:
Base rent	$61,241	$55,953	$237,554	$217,726
Percentage rent	701	827	2,856	2,800
Recoveries from tenants	17,262	15,734	62,619	57,237
Income from unconsolidated entities	88	90	418	438
Other	1,012	3,303	4,992	8,449

	80,304	75,907	308,439	286,650

EXPENSES:
Property operating	11,604	11,944	42,331	41,430
Property taxes	6,993	6,826	25,481	24,011
Depreciation and amortization	14,570	13,262	56,103	48,011
Interest	17,853	16,207	69,352	62,619
General and administrative	3,645	3,314	14,999	13,027
Impairment loss	—	—	—	642
Other	305	61	931	2,991

	54,970	51,614	209,197	192,731

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	25,334	24,293	99,242	93,919
Minority interests	(601)	(465)	(2,404)	(2,339)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	24,733	23,828	96,838	91,580
Discontinued operations	13,360	295	14,467	10,409

NET INCOME	$38,093	$24,123	$111,305	$101,989

Basic earnings per share:
Income from continuing operations	$0.61	$0.59	$2.40	$2.28
Discontinued operations	$0.33	$0.01	$0.35	$0.26
Net income	$0.94	$0.60	$2.75	$2.54
Diluted earnings per share:
Income from continuing operations	$0.61	$0.59	$2.38	$2.26
Discontinued operations	$0.32	$—	$0.35	$0.26
Net income	$0.93	$0.59	$2.73	$2.52

Pan Pacific Retail Properties	Page 9 of 9

Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004*	2005	2004*
FUNDS FROM OPERATIONS:
Net Income	$38,093	$24,123	$111,305	$101,989
Plus depreciation and amortization expense	14,570	13,409	56,103	48,501
Plus depreciation on discontinued operations	107	—	734	155
Plus depreciation on unconsolidated entities	61	60	268	238
Less corporate FF&E depreciation (included above)	(110)	(82)	(389)	(296)
Less depreciation on minority interests	(67)	(66)	(266)	(263)
Plus operating subsidiary minority interests	371	354	1,510	1,513
Less gain on sale of discontinued operations	(13,087)	—	(13,087)	(8,245)

Funds From Operations	$39,938	$37,798	$156,178	$143,592

Funds From Operations Per Share	$0.97	$0.92	$3.79	$3.49
Diluted Weighted Average Shares Outstanding	41,280,850	41,173,394	41,260,465	41,134,773

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results, if applicable, can be found in the Company’s most current Form 10-Q and Form 10-K for 2004 filed with the Securities and Exchange Commission.

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.